Exhibit 99.1

August 5, 2014

Oxford Immunotec Reports Second Quarter 2014 Financial Results

●	2014 Second Quarter Revenue of $11.8 Million Increased 16% Compared to Prior Year

●	Net Loss was $6.2 Million for the Second Quarter

●	Appointment of Louis O’Dea to Chief Medical Officer

●	Purchased Assets of Boulder Diagnostics Inc.

OXFORD, United Kingdom and MARLBOROUGH, Mass., August 5, 2014 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (NASDAQ: OXFD), a global, commercial-stage diagnostics company committed to improving patient care by providing advanced, innovative tests in the field of immunology, today announced second quarter 2014 financial results.

"We are pleased with our results and continued progress in the second quarter," said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. “We continue to be excited about our T-SPOT® technology, our growing product pipeline and the multiple growth opportunities that lie ahead."

By revenue type, total revenues were, in millions:

	Three Months Ended June 30,
	2014	2013	Change

Product	$5.9	$5.8	2%
Service	5.9	4.4	35%
Total Revenue	$11.8	$10.2	16%

By geography, total revenues were, in millions:

	Three Months Ended June 30,
	2014	2013	Change

United States	$5.5	$4.1	35%
Europe and ROW	1.8	1.7	7%
Asia	4.5	4.4	2%
Total Revenue	$11.8	$10.2	16%

Second Quarter 2014 Financial Results

Revenue for the second quarter of 2014 was $11.8 million, representing 16% growth over the second quarter 2013 revenue of $10.2 million.

United States revenue was $5.5 million in the second quarter of 2014 representing 35% growth over the same period’s revenue of $4.1 million in the prior year. Growth continued to be driven by the acquisition of new customers and higher utilization by existing customers.

Europe and Rest of World revenue was $1.8 million in the second quarter of 2014 representing 7% growth over the 2013 second quarter revenue of $1.7 million. The growth in this region is reflective of the more fragmented nature of this market and our investment priorities.

Asia revenue was $4.5 million in the second quarter of 2014 representing 2% growth over the 2013 second quarter of $4.4 million. Revenue growth from this geography is not representative of the underlying test sales growth in the market due an exceptional Q2 2013 in Japan as a comparator, and the usual quarter-to-quarter volatility in shipments to our Chinese distributor.

Gross profit for the second quarter of 2014 was $5.8 million, an increase of $0.5 million over gross profit of $5.3 million in the same period of 2013. Gross margin was 49.2%, a decrease of 2.9 percentage points in comparison to the gross margin of 52.1% in the second quarter of 2013. The decrease in gross margin was primarily due to currency effects. The majority of our product costs, including the kit cost component of our service cost of sales are denominated in Pounds Sterling while the majority of our revenues are recognized in U.S. Dollars and Japanese Yen, both of which have weakened against the Pound.

Operating expenses were $11.8 million in the second quarter of 2014, an increase of $5.8 million compared to $6.0 million in the same period last year. The increase in operating expenses was primarily a result of the expansion to our sales force and marketing personnel, higher research and development spending and an increase in general and administrative costs related to being a public company.

EBITDA for the second quarter was $(5.8) million compared to $(0.6) million in the second quarter of 2013. Adjusted EBITDA was $(4.9) million for the second quarter compared to $(0.5) million in the same period in 2013. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Net loss for the second quarter of 2014 was $6.2 million or $0.36 per share compared to $1.0 million or $0.42 per share in the second quarter of 2013. Net loss per share was based on 17,292,251 and 2,253,788 weighted average ordinary shares outstanding for the second quarter of 2014 and 2013, respectively.

Cash and cash equivalents were $65.8 million as of June 30, 2014 compared to $67.6 million as of March 31, 2014, a decrease of $1.9 million.

Acquisition of Assets of Boulder Diagnostics Inc.

Today, Oxford Immunotec announced that it has purchased substantially all of the assets of Boulder Diagnostics Inc. for an upfront cash payment of $1.8 million along with up to $6.1 million in contingent milestone payments that could ultimately bring the total purchase price to $7.9 million. Please refer to the press release issued today for additional details regarding the transaction.

Business Outlook

We expect to report revenue of between $12.4 and $12.9 million for the third quarter of 2014, and between $48 and $50 million for the full year of 2014. We expect that our gross margin will improve in the upcoming quarters and that operating expenses will increase as we continue to invest in the business.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, August 5, 2014 at 8:00 a.m. Eastern Time to discuss its second quarter 2014 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone please dial, (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 77008170, approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec’s website at http://www.oxfordimmunotec.com. The replay will be available on the Company’s website for approximately 90 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, commercial-stage diagnostics company committed to improving patient care by providing advanced, innovative tests in the field of immunology. The proprietary T-SPOT® technology platform measures the responses of specific immune cells, known as T cells, to inform the diagnosis, prognosis and monitoring of patients with immunologically controlled diseases. T cells are a central component of the human body’s immune system, and are implicated in the control and progression of many medical conditions, including certain types of infectious diseases, cancers and autoimmune diseases. The Company’s initial product developed using the T-SPOT technology platform is the T-SPOT.TB test, which is used to test for latent tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company is headquartered near Oxford, UK and in Marlborough, MA. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding future revenues, expenses and the prospects for sales of our products. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers, as well as our ability to expeditiously and successfully expand our sales and distribution networks and the other factors described under the “Risk Factors” section in our filings with the Securities and Exchange Commission. When evaluating Oxford Immunotec’s business and securities, investors should give careful consideration to these risks and uncertainties.

Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date of this presentation. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media Inquiries:

Caroline Crawley

Oxford Immunotec

Tel: +44 1235 442796

ccrawley@oxfordimmunotec.com

For Investor Inquiries:

Rick Altieri

Chief Financial Officer

Oxford Immunotec

Tel: +1 (508) 573-9953

raltieri@oxfordimmunotec.com

Mark Klausner

Westwicke Partners

Tel: +1 (443) 213-0500

oxfordimmunotec@westwicke.com

SOURCE: Oxford Immunotec

 Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except share and per share data)	2014	2013	2014	2013
Revenue
Product	$5,887	$5,790	$12,712	$9,911
Service	5,901	4,364	11,350	7,922
Total revenue	11,788	10,154	24,062	17,833
Cost of revenue
Product	2,822	2,552	5,863	4,609
Service	3,171	2,315	6,142	4,625
Total cost of revenue	5,993	4,867	12,005	9,234
Gross profit	5,795	5,287	12,057	8,599
Operating expenses:
Research and development	1,515	530	2,239	1,004
Sales and marketing	6,343	3,219	10,908	6,232
General and administrative	3,968	2,253	7,880	4,373
Total operating expenses	11,826	6,002	21,027	11,609
Loss from operations	(6,031)	(715)	(8,970)	(3,010)
Other (expense) income:
Interest expense, net	(28)	(78)	(63)	(117)
Foreign exchange (losses) gains	(262)	(188)	(407)	765
Other income	81	37	79	227
Loss before income taxes	(6,240)	(944)	(9,361)	(2,135)
Income tax (benefit) expense	(6)	10	26	20
Net loss	$(6,234)	$(954)	$(9,387)	$(2,155)

Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.36)	$(0.42)	$(0.54)	$(0.99)

Weighted-average shares used to compute net loss attributable to ordinary shareholders—basic and diluted	17,292,251	2,253,788	17,284,330	2,167,488

Note: 2013 share and per share amounts have been adjusted to reflect the Company’s

1-for-6.705 reverse stock split which occurred in November 2013.

Reconciliation of net loss to Adjusted EBITDA

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2014	2013	2014	2013
Net loss	$(6,234)	$(954)	$(9,387)	$(2,155)
Income tax expense	(6)	10	26	20
Interest expense, net	28	78	63	117
Depreciation and amortization	409	262	760	557
EBITDA	(5,803)	(604)	(8,538)	(1,461)

Reconciling items:
Share-based compensation expense	760	13	1,025	25
Unrealized exchange losses (gains)	113	137	167	(800)
Loss on change in fair value of warrants	12	—	22	—
Adjusted EBITDA	$(4,918)	$(454)	$(7,324)	$(2,236)

 Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	June 30,	December 31,
(in thousands, except share and per share data)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$65,775	$76,494
Restricted cash	146	87
Accounts receivable, net	5,023	4,754
Inventory	6,686	5,450
Prepaid expenses and other	2,800	2,242

Total current assets	80,430	89,027
Restricted cash, non-current	246	362
Property and equipment, net	3,907	2,964
Intangible assets, net	321	331
Other assets	12	60
Total assets	$84,916	$92,744

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,152	$2,310
Accrued liabilities	4,670	6,936
Deferred income	2,428	1,540
Current portion of loans payable	176	170
Taxes payable	1	177
Total current liabilities	11,427	11,133
Long-term portion of loans payable	475	563
Other liabilities	—	296
Total liabilities	11,902	11,992

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 40,103,528 and 25,189,285 shares authorized at June 30, 2014 and December 31, 2013, respectively, and 17,573,789 and 17,255,267 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	192	188
Additional paid-in capital	185,314	183,967
Accumulated deficit	(109,042)	(99,655)
Accumulated other comprehensive loss	(3,450)	(3,748)
Total shareholders’ equity	73,014	80,752
Total liabilities and shareholders’ equity	$84,916	$92,744